Exhibit 14.1

HARTMAN COMMERCIAL PROPERTIES REIT

CODE OF BUSINESS CONDUCT

This Code of Business Conduct (the “Code”), describes the ethical and legal standards required of all members of the Board of Trust Managers, officers, employees and representatives of Hartman Commercial Properties REIT and its subsidiaries (such persons are collectively referred to herein as the “Covered Persons”). You should report all such behavior or activities to your manager, who should in turn contact the appropriate contact. If you are uncomfortable talking with your manager or feel he or she has not adequately addressed the issue, you should contact the Chairperson of our Audit Committee.

GENERAL POLICIES AND ADMINISTRATION

Purpose of the Code

The purpose of these policies is to ensure that all Covered Persons act in accordance with a uniform set of standards for ethical and legal conduct. The standards presented in this Code are intended as guidelines and cannot cover every situation in our business environment.

General Standards of Conduct

This Code is intended to be applied in good faith with reasonable business judgment to enable us to achieve our operating and financial goals within the framework of the law. All our representatives are required to adhere to this Code and the law as a condition of their employment or relationship. Any Covered Person who does not adhere to the Code is acting outside the scope of his or her employment or authority.

Administration of the Code

General - Our Chief Financial Officer shall be the administrator of the Code. The Chief Financial Officer shall periodically review the Code and when necessary or desirable, make recommendations to the Audit Committee of the Board of Trust Managers to: (i) ensure its conformance to applicable law, (ii) ensure that it meets or exceeds industry standards, and (iii) ensure that any weaknesses revealed through monitoring, auditing and reporting systems are corrected.

Communication - The Chief Financial Officer shall take, or cause to be taken, reasonable steps to communicate the standards and procedures included in the Code to Covered Persons.

Monitoring and Auditing - The Chief Financial Officer shall take reasonable steps to monitor and audit compliance with the Code, including the establishment of systems to detect conduct in violation of the Code.

Reporting System - The Chief Financial Officer shall establish a reporting system allowing violations of the Code to be reported and acted upon. The nature of the reporting system shall be communicated to all Covered Persons. It shall be a violation of the Code to intimidate or impose any form of retribution on any Covered Person who utilizes the reporting system in good faith to report suspected violations of the Code.

Investigation of Violations - If information regarding an alleged violation of the Code is reported, the Chief Financial Officer (with the advice of outside counsel as needed) will investigate the allegations as appropriate. The Chief Financial Officer will coordinate and manage any interaction with outside authorities involved in the investigation.

Disciplinary Measures - Management, through the advice of outside counsel, will enforce the Code through appropriate means of discipline, which could include termination of the wrongdoing individual. Persons who may be subject to discipline include, in addition to the violator, (i) persons who fail to use reasonable care to detect a violation, (ii) persons who withhold material information regarding a violation, and (iii) supervisors who approve or condone violations or attempt to retaliate against the Covered Persons who reported the violations.

INTERNAL ACCOUNTING CONTROL, PROCEDURES & RECORDS

We will maintain and continuously evaluate a system of internal accounting controls to ensure reliability and adequacy of our books and records and proper recording of all transactions including dispositions of assets.

Authorization - We may only enter into transactions that are executed in accordance with management’s specific authorization or established, formalized policies and procedures.

Approval - No transaction will be recorded in our accounts unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate employee and supported by documentary evidence.

Accounting - All transactions entered into by us will be recorded and coded in accordance with normal, standard procedures.

Reporting - All transactions that have been accounted for will be accumulated and processed to permit the preparation of accurate, proper and fair financial statements, reports and data for purposes of internal, public and regulatory reporting. Covered Persons are prohibited from maintaining any false records that could result in the publication of false financial information.

Responsibility - The implementation and maintenance of internal accounting controls, procedures and records will be the primary responsibility of the Chief Financial Officer.

Auditing - All failures regarding this policy will be reported to management so that deficiencies can be corrected and compliance with the terms of this policy can be maintained.

SENSITIVE TRANSACTIONS

We will conduct our business in compliance with applicable law and require all our personnel to avoid any activities that could involve us in any unlawful practice. Without limiting the generality of the foregoing, Covered Persons are strictly prohibited from paying any bribe, kickback or other unlawful or unethical payment or provision of gifts to, or otherwise entering into a sensitive transaction with, any public official, political party or official, candidate for public office or other individual, in any country, to secure any contract, concession or other favorable treatment. Covered Persons who make such payments are subject to appropriate action by us, as well as legal action including fines, imprisonment and civil litigation.

We may be required to make facilitating or expediting payments to an official or employee of a foreign government in order to expedite or to secure the performance of routine governmental action. Such facilitating payments may not be illegal. Nevertheless, it may be difficult to distinguish a legal facilitating payment from an illegal bribe, kickback or payoff. Accordingly, facilitating payments, if required, will be made only with the advance guidance of the Legal Department. Any facilitating payments must be recorded as such in the accounting records.

COMMERCIAL BRIBERY

We prohibit the payment or transfer of our funds or assets in the form of bribes, kickbacks or other payoffs and prohibit Covered Persons from participating in such schemes. We also prohibit Covered Persons from receiving, directly or indirectly from a third party, anything of a significant value in connection with a transaction entered into by us. Bribes, kickbacks and payoffs include, but are not limited to: (i) gifts of other than nominal value, (ii) cash payments, (iii) the uncompensated use of our services, facilities or property except as may be authorized by us, and (iv) loans, loan guarantees or other extensions of credit (except from lending institutions at prevailing rates).

This policy does not prohibit otherwise lawful expenditures of nominal amounts for meals and entertainment that are ordinary and customary business expenses. These expenditures should be included on expense reports and approved under our standard procedures.

CONFLICTS OF INTEREST

All Covered Persons must avoid any personal, financial or family interest that could keep such person from acting in our best interest. All Covered Persons should avoid any appearance of a conflict of interest and must receive approval of the Chief Executive Officer and Chief Financial Officer for any such conflict.

CODE OF CONDUCT FOR THIRD-PARTY RELATIONSHIPS

We may in the future conduct business in foreign countries and may be subject to the laws of such other countries. Applicable law must be compiled with in the conduct of third-party relationships. We must also ensure that our business relationships outside the U.S. will comply with the requirements of certain U.S. laws regarding standards of conduct for business throughout the world. If you encounter or suspect a conflict between the laws of the U.S. and the laws of another country, you should immediately contact our Legal Department for advice and resolution.

PROTECTION OF CONFIDENTIAL INFORMATION

In carrying out our business, Covered Persons often learn confidential or proprietary information about us, our affiliates and our business partners. No Covered Person entrusted with or otherwise knowledgeable about such confidential or proprietary information shall disclose that information outside of their services on our behalf, either during or after employment or other service to us, without written authorization. All employees are required to sign an agreement that restricts disclosure of confidential, proprietary, trade secret and other information about us, our affiliates and our business partners.